                                                                    EXHIBIT 12.2

                   MATEWAN BANCSHARES, INC. AND SUBSIDIARIES
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                              NINE MONTHS ENDED
                                SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                          --------------------------  -----------------------------------------------------
                                1995          1994          1994          1993     1992     1991     1990
                          ------------------ -------  ------------------ -------  -------  -------  -------
                          ACTUAL   PRO FORMA ACTUAL   ACTUAL   PRO FORMA ACTUAL   ACTUAL   ACTUAL   ACTUAL
                          -------  --------- -------  -------  --------- -------  -------  -------  -------
Consolidated pretax
 earnings...............  $ 5,614   $ 5,827  $ 5,544  $ 7,881   $ 9,226  $ 8,392  $ 7,982  $ 5,680  $ 5,028
Interest expense........    9,329   $15,495  $ 7,713  $10,543   $17,191  $ 9,774  $11,631  $15,234  $15,403
                          -------   -------  -------  -------   -------  -------  -------  -------  -------
Earnings................  $14,943   $21,322  $13,257  $18,424   $26,417  $18,166  $19,613   20,914   20,431
                          =======   =======  =======  =======   =======  =======  =======  =======  =======
Interest expense........  $ 9,329   $15,495  $ 7,713  $10,543   $17,191  $ 9,774  $11,631  $15,234  $15,403
Preferred stock dividend
 requirements...........      N/A                N/A      N/A                N/A      N/A      N/A      N/A
                          -------   -------  -------  -------   -------  -------  -------  -------  -------
Fixed Charges (A).......  $ 9,329   $        $ 7,713  $10,543   $        $ 9,774  $11,631  $15,234  $15,403
                          =======   =======  =======  =======   =======  =======  =======  =======  =======
Interest on deposits....  $ 8,885   $13,496  $ 7,430  $10,096   $14,959  $ 9,539  $11,254  $14,494  $14,736
                          =======   =======  =======  =======   =======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges and
 preferred  stock
 dividends:
 Excluding interest on
  deposits..............    13.64x         x   20.59x   18.63x         x   36.71x   22.17x    8.68x    8.54x
                          =======   =======  =======  =======   =======  =======  =======  =======  =======
 Including interest on
  deposits..............     1.60x         x    1.72x    1.75x         x    1.86x    1.69x    1.37x    1.33x
                          =======   =======  =======  =======   =======  =======  =======  =======  =======
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(A) Neither the registrant nor the company to be acquired has significant rental expense, and accordingly the interest portion of such rentals is not significant.

NOTE: MINOR DIFFERENCES MAY RESULT FROM ROUNDING.

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